                                LICENSE AGREEMENT


     AGREEMENT made as of the 14th day of June, 1996 by and between RCM Capital Management, L.L.C. ("RCM"), and RCM Equity Funds, Inc., a Maryland corporation (the "Company").
                                   RECITALS:

     A. Rosenberg Capital Management, a predecessor of RCM, was established in 1970 and has used the phrase "Rosenberg" in its name and its business since that time.

     B. RCM Capital Management, L.L.C. was established in 1996 under the laws of the State of Delaware, as the successor to the business and operations of Rosenberg Capital Management and its successors, and has used the name RCM Capital Management at all times thereafter.

     C. The Company, which is registered with the Securities and Exchange Commission as an open-end management investment company, desires to use "RCM" in its name and business operations (including in the name of each of its series).

     D. On the terms set forth herein, RCM is willing to grant the Company a license to use "RCM" in its name and operations as an investment company (including in the name of each of its series).

     E. RCM Equity Funds, Inc., a registered investment company, has entered into a license agreement with RCM pursuant to which RCM has granted it a non-exclusive license (including in the name of each of its series) to use "RCM" in its name and business. In addition, RCM Strategic Global Government Fund, Inc. and RCM Capital Funds, Inc., registered investment companies, have each entered into a license agreement with RCM pursuant to which RCM has granted each of them a non-exclusive license to use "RCM" in its name and business.

     NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, RCM and the Company do hereby agree as follows:

                                   AGREEMENT:

     1. RCM hereby grants the Company a revocable, non-exclusive and non-transferable license to use the phrase "RCM" in its corporate name and in its operations as an investment company (including in the name of each of its series), subject to the terms and conditions set forth herein (the "License"). The Company shall at all times use such phrase in a manner which is designed to enhance the reputation and goodwill associated with the phrase, and shall comply with all laws, rules, regulations, ordinances and orders

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

of all local, state and national authorities. The Company agrees that it shall do nothing inconsistent with RCM's ownership of such phrase, and shall not apply for registration or seek to obtain ownership of the phrase, or any similar mark, in any state or nation. The provisions of the forgoing sentence of this Section 1 shall survive the termination of this Agreement, irrespective of the reason therefor.

     2. The Company acknowledges that the phrase "RCM" has incalculable value to RCM and that RCM may, therefore, revoke its License at any time upon 60 days' notice to the Company. As soon as practicable after any revocation, the Company shall (i) change its corporate name so that such name will not thereafter include the phrase "RCM," "Rosenberg Capital Management" or any variation or derivative of such names, (ii) discontinue all use by it of the phrase "RCM" or any variation or derivative thereof as part of its trade name or otherwise, and
(iii) cease using, and shall cause its agents to cease using, all letterhead advertising materials and other materials (printed or otherwise) that include
the phrase "RCM" or any variation or derivative thereof.   Without limiting the
foregoing, if the Investment Management Agreement between the Company and RCM should be terminated for any reason, RCM may, without notice, revoke the License.

     3. The Company acknowledges that RCM has previously granted a license to use the phrase "RCM" to RCM Equity Funds, Inc. in its name and its operations and that RCM Equity Funds, Inc. may establish additional series in the future using the RCM name. The Company further acknowledges that RCM has previously granted a license to use the phrase "RCM" to RCM Strategic Global Government Fund, Inc. and RCM Capital Funds, Inc. in their names and operations.

     4. RCM reserves and shall have the right to grant to any other company, including without limitation, any other investment company, the right to use "RCM" or Rosenberg Capital Management or any variations or derivatives of such names in its name and no consent or permission of the Company shall be necessary in connection with such grant; but, if required by any applicable laws of any state or other jurisdiction, the Company will forthwith grant any consent, give any permission and execute any certificate or instrument as may be requested by RCM.

     5. The Company shall not, without the express written permission of RCM, grant consent or give permission to any other company or entity the right, to use "RCM," "Rosenberg Capital Management" or any name similar to that of the Company.

     6. In the event that the Company should hereafter change its name and eliminate the phrase RCM or any variation thereof from its name, the Company hereby grants to RCM the right to cause the incorporation of other corporations or the organization of other voluntary associations that may operate as investment companies and that may have names similar to that to which the Company may change its name and to own all or any portion of the shares of such other corporations or associations and to enter into contractual relationships with such other corporations or associations.

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     7.   This Agreement may be amended at any time by written agreement executed by each of the parties.

     8. This Agreement shall be governed by and shall be construed in accordance with the internal, substantive laws of the State of California.

     9. If any term or provision of this Agreement is held to be void or unenforceable by any court of competent jurisdiction, only that objectionable term or provision shall be deleted herefrom while the remainder of the term, provision and agreement shall be enforceable.

     10. No party's failure to enforce any provision or provisions of this Agreement shall be deemed or in any way construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party's right to assert all other legal remedies available to it under the circumstances.

     11. The Company acknowledges that money damages alone are not adequate remedy for any breach by the Company of any provision of this Agreement. Therefore, in the event of a breach or threatened breach of any provision of this Agreement by the Company, the Company agrees and consents that RCM, in addition to all other remedies, shall have the right to immediately seek, obtain and enforce injunctive relief prohibiting the breach or compelling specific performance, without the need to post any bond. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided either party at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                              RCM EQUITY FUNDS, INC.

                              By:  /s/ Richard W. Ingram
                                   -------------------------
                                   Richard W. Ingram
                                   President


                              RCM CAPITAL MANAGEMENT, L.L.C.

                              By:  /s/ Michael J. Apatoff
                                   -------------------------
                                   Michael J. Apatoff
                                   Chief Operating Officer


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